Prospectus Supplement	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated May 29, 2012)	Registration No. 333-181132

Duff & Phelps Corporation

Class A Common Stock

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This prospectus supplement supplements and amends the prospectus dated May 29, 2012 relating, in part, to the resale from time to time of up to 7,987,920 shares of our Class A common stock by the selling stockholders described therein and in this prospectus supplement.  The selling stockholders are offering all of the shares of our Class A common stock offered by this prospectus supplement.  We will not receive any proceeds from the sale by the selling stockholders of shares of Class A common stock.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “DUF.”  The last reported sale price of our Class A common stock on August 13, 2012 was $13.41 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 14, 2012.

SELLING STOCKHOLDERS

The shares of Class A common stock offered by this prospectus supplement may be offered from time to time by the selling stockholders named below.  Information concerning other selling stockholders will be set forth in other prospectus supplements from time to time, if required.

Beneficial ownership is determined in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each selling stockholder is c/o Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055.

	Shares Offered Hereby	Class A Common Stock on a Fully-Exchanged Basis(1)
Selling Stockholders	(#)	(#)	(%)(2)
Gregory T. Higgins	20,000	78,728	*
Gregory P. Range	25,362	—	*
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(1)
Assumes that each selling stockholder sells all of its shares of Class A common stock offered pursuant to this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our Class A common stock subsequent to the date as of which we obtained information regarding its holdings.  The selling stockholders are not obligated to sell all or any portion of the shares of our Class A common stock, and the number and percentage of shares of Class A common stock owned after the offering will depend on the number of shares actually sold.

(2)	Based on a total of 42,542,831 shares of Class A common stock outstanding as of August 13, 2012 on a fully-exchanged basis.

*	Less than 1%.